Exhibit 99.1

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CORPORATE PARTICIPANTS
Kathy Powers Modine Manufacturing Company - VP, Treasurer, IR
Tom Burke Modine Manufacturing Company - President, CEO
Mick Lucareli Modine Manufacturing Company - VP Finance and CFO

CONFERENCE CALL PARTICIPANTS
Ann Duignan JPMorgan - Analyst
David Leiker Robert W. Baird & Company - Analyst
Adam Brooks Sidoti & Company - Analyst

PRESENTATION

Operator

So, good day ladies and gentlemen and welcome to the fourth quarter 2012 Modine Manufacturing Company earnings conference call. My name is Jeanette and I will be your operator for today. At this time, all participants are in listen-only mode. Later we will conduct a question and answer session. (Operator Instructions).

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Ms. Kathy Powers, Vice President, Treasurer, Investor Relations. Please proceed.

Kathy Powers - Modine Manufacturing Company - VP, Treasurer, IR

Thank you. Thank you for joining us today for Modine's fourth quarter fiscal 2012 earnings call. With me today are Modine's President and CEO, Tom Burke, and Mick Lucareli, our Vice President of Finance and Chief Financial Officer.

We'll be using slides for today's presentation. These slides are available through both the webcast link as well as the PDF file posted on the investor relations section of our Company website Modine.com. Also, should you need to exit the call prior to its conclusion, a replay will be available through our website beginning approximately 2 hours after the call concludes.

On slide 2 is an outline for today's call. Tom and Mick will provide comments on our fourth-quarter results and go through our fiscal 2013 guidance. At the end of the call there will be a question and answer session.

On slide 3 is our notice regarding forward-looking statements. I want to remind you that this call contains forward-looking statements as outlined in today's earnings release as well as in our Company filings with the Securities and Exchange Commission. With that, it is my pleasure to turn the call over to Tom Burke.

Tom Burke - Modine Manufacturing Company - President, CEO

Thank you, Kathy, and good morning, everyone. Overall, we had another solid quarter, ending our fiscal year on a positive note with significantly higher operating income despite some weakening in our served markets.

The lower demand resulted in our sales being roughly flat on a year-over-year basis after adjusting for the impact of the stronger US dollar. The improved operating performance occurred during a period in which we were supporting many new business program launches, which is very encouraging and demonstrates that our programs are solidly on track.

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With higher gross margins and lower SG&A expenses, we delivered a significant increase in income from operations which was up 136% over the prior year. For the full year, our revenues were up 9% compared to prior year, in line with our expectations. We reported earnings per share of $0.83, ahead of our $0.70 to $0.75 estimate, and our operating income margin was 4.3%.

Mick will provide a full financial overview in a few minutes, but first I would like to provide you with a short update on each of our business segments.

Turning to page 5, the North American segment had another good quarter and is continuing to prove that the restructuring we completed in this region has positioned it for continued success in the future. Over the past four years, we have consolidated our manufacturing footprint from 13 to 7 factories without reducing capacity, which has significantly improved our operating leverage.

From a market standpoint, we're starting to see some slowing in the commercial market -- vehicle market. The medium duty growth projections have been coming down and we believe heavy truck volume may come down as well. It appears that OE customers are beginning to reduce production orders in order to match the reduced demand.

On the positive side, the construction market continues to strengthen. We're seeing slight improvements in the heavy construction equipment market and we believe light construction is starting to recover as well.

Moving to South America, sales declined as expected due to the pre-buy of commercial vehicles in Brazil in the third quarter, ahead of the January 1, 2012 change in emission standards and the markets have yet to fully recover. At this point, we believe it will be late 2012 before we see a recovery in commercial vehicle market conditions. In addition, the agriculture market in South America has slowed slightly as well.

We've done a great deal of work at our facility in Brazil to increase production capacity for aluminum products. As the market in Brazil converts to aluminum heat exchangers from copper/brass, we are well positioned to take on as the higher volumes with our new launches. This will be especially important as new OEMs enter the market and require the advantages of the newer technology.

Turning to page 6, I'm happy to report that our European segment had a good quarter, driven by operational improvements in our Austrian and German manufacturing facilities. We have had a significant level of launch activity in the region and deliveries are on track as planned. Overall volumes in Europe continue to be slower than anticipated as our end markets continue to soften in light of the economic uncertainty in the region.

As I mentioned last quarter, the market conditions in Europe have caused us to accelerate the restructuring of our operations in Europe. Our goal is to align our cost structure with the strategic focus on commercial vehicles and away from automotive modules.

Our actions will result in gross margins in the European region in the 15% to 17% range, and operating in the margins in the 8% to 10% range. We expect this, coupled with a reduction in assets, will result in a return on average capital in the region of 15% by the end of fiscal 2014.

Now, moving on to Asia on page 7. In the quarter we continued to see lower excavator sales as the economic conditions in China and a reduction in government investment in infrastructure weakened market demand. Forecasts indicate demand from our off-highway customers could be approximately 20% lower than last fiscal year.

That being said, there remain many great opportunities in the region, both as our global customers expand their production and as domestic manufacturers improve the quality of their products to compete with their global counterparts.

The conversion of our Shanghai plant from a module assembly to a high volume oil cooler production manufacturing facility is going well, and will allow us to meet the growing market for engine oil coolers in the region. Quote activity on this product line continues to be very brisk and we're very satisfied with our win rate. We anticipate a ramp-up in production starting in late 2012.

In India, production volumes will double this fiscal year. In addition we have new opportunities developing in both the commercial vehicle and off-highway segments.

Our commercial HVAC products team continues to grow despite challenging economic conditions. Our UK business had a strong quarter with market share gains from new product introductions. However, in light of the economic challenges in the UK, we are preparing for a potential slowdown of activity by data center operators that could impact our business in fiscal 2013. In North America, market growth in the commercial construction market will be positive for our commercial HVAC business. We're focused on increasing sales of our new packaged rooftop ventilation product to the market, and of our Airedale air-conditioning units to the school retrofit HVAC market.

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We are committed to this segment of the business, and are developing new product lines and expanding existing lines to provide the highest level of energy efficiency to serve the heating and air-conditioning needs of our customers. This includes expanding our product line into the fast-growing ground source heat pump market, which uses the earth's natural thermal properties to boost efficiency and reduce the operating cost of heating and cooling systems.

We just announced our planned acquisition of Geofinity Manufacturing, which will provide us with a wide product range in this strategic market. We expect solid market growth in the geothermal heat pumps to continue in both the residential and commercial segments.

Turning to page 8, Mick will go over our revenue and earnings guidance in more detail, but I would like to make a few comments on our outlook for fiscal '13.

We expect some volume challenges in the short term. We see economic weaknesses in some of our major markets. Specifically, commercial vehicles in Europe and South America are down, and we think North America volumes will be lower than previously projected. We also believe that the construction market in China will take longer to recover than originally planned.

It was anticipated continued strong market demand in these segments would offset the decreased volumes from our planned runoff of automotive programs in North America and Europe, including the wind-down of the BMW business. However, with the weaker than expected markets, along with a significant impact of the strong US dollar on the currency translation of our foreign sales, we're preparing for lower revenues in fiscal '13.

I must emphasize that we're on track with our growth strategies. When we look out for the next three years, we have booked $250 million of net new business. Much of this is commercial and off-highway programs replacing low-margin, nonstrategic automotive module programs. I'm very pleased with the level of business wins secured and on which we will continue to build.

Looking ahead through the year, we have work to do. We're addressing our cost structure in Europe and we need to accelerate our growth plans in Asia. Those plans are now well underway.

We have the leadership team in place to meet these goals and navigate through this transitional year of fiscal '13. With these factors in place, we have a very positive outlook for the following years.

With that, I would like to turn it over to Mick for a full review of our financial performance and guidance.

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Thanks, Tom, and good morning to everybody. I'm going to apologize in advance if I have to cough during my presentation. I'm coming off of a cold and I have all of my water and everything lined up, but I seem to periodically have a coughing attack. So I apologize in advance.

Turning to slide 9, I will walk through the year-over-year income statement comparison. As Tom mentioned, fourth-quarter sales decreased $8 million or 2%. Excluding the impact of foreign currency, sales increased $900,000 or 0.2%. All four of our vehicular segments experienced flat to down revenues due to several macro themes.

First, we are seeing weakness in most markets outside of North America, and lower foreign exchange rates are converting our non-US sales to fewer dollars. In fact, nearly 60% of our sales are outside of the US. In addition, the wind-down of certain automotive programs is impacting our year-over-year comparables.

On a brighter note, revenue in our Commercial Products segment was up 9%. Gross margin improved 160 basis points to 16.8%. This was driven primarily by our operations in North America and Europe. The combined improvement in gross margin and lower SG&A resulted in stronger operating income, which improved by $10.6 million or 136%.

Please note that during both periods, Modine received a tax credit. During the most recent quarter, we received a $4.4 million tax credit in Hungary. A year ago, a similar tax credit was $3.4 million higher for $7.8 million in total.

Excluding these incentives, our effective tax rate would've been in the range of 24% to 28% for the comparative fourth quarter. Overall we are very pleased with the operating performance despite the market challenges.

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I need to point out that during the quarter we discovered that we had not been properly applying value added tax, or VAT, on certain complex cross-border transactions in Europe over the past several years. This discovery has resulted in our recognizing an estimated cumulative liability of $10 million.

However, this is spread over the past several -- or eight years. Therefore, we have revised our prior-period financials to correct for these errors. And we are also taking actions to ensure that VAT is properly assessed in all future cross-border transactions.

Please turn to slide 10 and let's take a quick look at our key cash flow and balance sheet items. You can see that we have continued our trend in operating cash improvements throughout the year.

As a reminder, our first quarter is usually a drag on free cash flow and we would expect that to continue going forward. This is driven primarily by the timing of several employee benefit payments and contributions that we see each year.

The balance sheet remains strong with net debt to capital at 29% and $31 million of cash on hand. This past year represents the third consecutive year of CapEx spending below $65 million.

Moving on to slide 11, I will review our segment results for the quarter. For North America, sales were up 1% due to several factors.

First, OEM sales as a whole were up $7 million. This consists of $16 million increase in commercial vehicle and off-highway sales, and was offset by $9 million decrease in automotive and military truck sales as certain programs are winding down.

The increase in OE sales was also offset by a $5 million drop in tooling sales versus a year ago. As you can see, although sales as a whole are relatively flat, we're achieving growth in our targeted markets. Gross margin improvement reflects improved plant performance and lower material costs. Also I want to point out that last year's results included $2.7 million unfavorable inventory adjustment in North America.

SG&A was lowered due to pension expense plus higher prototype and testing recovery. The overall operating income improved by about $8 million or 104%.

Our calendar 2012 market outlook is for growth in all targeted markets. However, we are starting to see indications that the level of growth, particularly in the class 8 market, may be lower than originally anticipated. In addition we are expecting the remaining wind-down of automotive programs and continued reductions in military spending will negatively impact next year's revenue by approximately $15 million.

Turning to slide 12, we will look at our South American business segment. As expected, sales declined in the fourth quarter as compared to the prior year due to the impact of pre-buy of commercial vehicles ahead of the January 1 change in emission standards.

In addition, the weakening of the Brazilian real had a significant increase impact on sales. On a constant currency basis, sales would have been down 10.5% rather than the 16% as reported.

Gross margin and operating income were both down on lower volume and costs associated with the launch activities, as this region converts the new aluminum products. And as for the 2012 outlook, we see the volumes in the commercial vehicle market remaining down and do not expect them to see a recovery until later this year. That said, we do expect modest growth in agricultural equipment and in the aftermarket business.

Moving on to slide 13, we have our European segment. Fourth-quarter sales were down 4% over the prior year, also reflecting the negative impact of foreign currency. Excluding the foreign currency impact, the sales actually would have been up slightly.

We continue to see the weakness in the commercial vehicle market, especially on the engine side. And our sales in this market were down 4% versus the prior year, despite higher launch activity. Also, automotive sales were down 10% and this includes a $13 million impact from the wind-down of BMW in the quarter. However, these sales declines were largely offset by an increase in off-highway business, which was up 20% year-over-year.

SG&A benefited from higher customer reimbursement and development costs in the current year, and also the impact of an asset impairment charge taken in the fourth quarter of last year. The overall impact was a significant improvement in operating income in Europe despite flat revenue, and looking ahead, we anticipate the continuation of weak markets for autos and commercial vehicles given the economic situation in Europe.

Our outlook also reflects the EUR45 million in BMW module business as that program takes its largest step down this year. After that, and after this year, we are left with approximately EUR45 million in sales which will decline over the following four years.

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Turning to slide 14, we have a look at our Asia business. Sales were relatively flat as order rates in the China excavator market are not improving from the sharp decline we saw in the third quarter. Tom discussed this, but while we are continuing to launch new programs, the new volumes cannot offset the weakness in the excavator market, which declined 48% year-over-year in Q4.

In addition, we experienced the loss of some vehicular HVAC sales that we anticipated would wind down after we sold Modine Korea. The gross margin decreased slightly as we converted our Shanghai plants to new engine facilities -- a new engine products facility, also increasing our manufacturing capacity in that region.

We are anticipating modest growth in India in 2012. However, the largest challenge will be our heavy reliance on excavator sales in China given the current market expectations.

As a reminder, for the Asia segment, excavators are currently making up 60% to 70% of that segment's entire revenue.

Flipping to slide 15, last but not least is our Commercial Products segment. This segment continues to grow at a much faster pace than the overall market, driven by new product launches, particularly in the UK. The gross margin improvement, coupled with flat SG&A, led to a significant improvement in our operating income margins to 6.5%.

In calendar 2012 we expect to see growth 2.5 -- 2% to 5%, I should say, for North America. And with regards to the UK and the slowing economic environment, we are look lowering our expectations for growth in the server market there.

Last, we are very pleased to announce the small acquisition of Geofinity, the technology leader in residential and commercial heat pump systems. This expands Modine's product offering into a market that is growing nearly 15% per year.

Current sales are quite small for this start-up company, but we will quickly leverage Modine's brand and distribution system throughout North America. The earnings impact will be immaterial to this fiscal year and slightly accretive next year, but I will provide more -- an update once the deal officially closes.

Moving on to fiscal '12 -- before I move to guidance, I'd actually like to comment on the slide on the European restructuring that Tom keyed up at the beginning of the call. As you know, we are in the process of shifting our European focus away from high-volume automotive modules towards a better balance of heavy-duty programs, especially commercial vehicles. This is similar to the work we recently completed in North America.

We have some aggressive financial targets. And in order to achieve them, we need to address a number of areas. First, we need to align our manufacturing strategy with our product strategy for long-term success. Next we have to obtain a more efficient operating structure and reduce SG&A spending. In addition, we need to improve our asset efficiency by reducing the assets employed in this business segment.

Over the next 24 months our team will implement the necessary action and we should start seeing some benefits next year. And from there, we want to have a run rate that will achieve our financial targets for the following -- a gross margin of 15% to 17%, SG&A savings of EUR5 million to EUR7 million, an operating margin of 8% to 10%, and ultimately a return on capital employed at or above 15%.

At this point, we believe the net cash cost of implementing the program will be in the range of EUR10 million to EUR20 million. The ultimate cash cost can obviously vary significantly based on the potential proceeds from any asset sale.

In addition to the cash cost, we may incur some non-cash charges during this process. This is the right thing to do and at the right time for Modine. The team in Europe is diligently working on finalizing these plans and is looking forward to the challenges ahead.

Now let's turn to the guidance for fiscal '13 on slide 15.

From a revenue standpoint, we and many other companies face the macroeconomic challenges this fiscal year. Also as mentioned several times, we have some nonstrategic programs winding down, including BMW in Europe and certain automotive and military programs in North America. In total this represents approximately $80 million in sales declines this year.

We're also seeing some year-over-year declines in some of our key end markets, which Tom and I will walk you through in Europe, South America and Asia. In addition, we are anticipating a fairly significant impact on our revenues from foreign exchange, which could have a full-year impact of approximately $80 million.

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Given our current market and foreign exchange assumptions, we expect our revenue in fiscal '13 to be down about 5% to 10%. Certainly things could improve. But given the current economics and foreign exchange situation, we prefer to take a cautious stance.

We expect the decline in volume will result in slightly lower operating margins. Therefore we anticipate the operating margin will be between 3.5% and 4%. As a result, we are forecasting fiscal '13 earnings per share in the $0.60 to $0.70 range.

Please note that a portion of the EPS impact is due to an increase in our effective tax rate from this year. This is one of the more challenging areas to predict because we still don't pay taxes in certain jurisdictions. The overall mix of our earnings plays a key role in the final effective tax rate. So while our EPS is expected to be down, the pretax earnings range is actually fairly close to fiscal '12 results.

In looking at the quarterly spread of our earnings projections, we expect the second half of the year to be stronger than the first half. Overall, sales will be lower than the prior year in quarters one and two. In fact our most difficult comparison will be Q1 due to the volume and foreign exchange impact year-over-year. From there we anticipate that revenue will grow sequentially as we move throughout the year, in line with launches and markets.

So, just to summarize before I turn the call back to Tom from my standpoint, Modine's repositioning strategy is working. We are gaining share in all of our targeted markets. We just completed the third consecutive year of return on capital improvement. We have gone from a negative return in fiscal 2009 to more than 9% this fiscal year.

But we have two remaining challenges to overcome. First, we must fully utilize our capacity in Asia and we are confident that our order book will do just that. Second, we must complete the restructuring in Europe, and we have an excellent plan to get that done in a very timely manner.

The current economic and market obstacles are just temporary. With the approximately $250 million of net new business ahead of us, we are highly confident in our future earnings potential. With that, Tom let me turn it back to you.

Tom Burke - Modine Manufacturing Company - President, CEO

Thanks, Mick. In summary, we had a very good quarter and have wrapped up a good year. We continue to move Modine in the right direction. Fiscal '13 will be a transitional year for us as we accelerate the process of restructuring our operations in Europe to better align with our global strategy.

We expect to experience a negative impact on our fiscal 2013 sales due to the planned wind-down of the automotive module business, but we will also begin to see the benefits of the ramp up of several important commercial vehicle and off-highway programs. Also, the current economic conditions and exchange rate environment have caused us to be more cautious in our expectations for revenues for the year. But we are confident that our strong order book of business and strategic direction will create significant revenue and earnings growth in the near future.

Before moving to Q&A, I would like to say a few words about our enduring goals that we have recently established as part of our strategic planning initiatives. We have previously communicated that we established our near-term corporate and business unit objectives based on a target level of return on capital employed. We have decided to take this a step further, and have developed four enduring goals that are designed to guide our long-term growth strategies.

They are, one, to be the fastest-improving company in our industry; secondly, to achieve a 10% annual growth rate in revenue. Third, to obtain a 15% return on capital employed; and fourth, to build a more diversified business model. These goals are aspirational and they will push us to make the right decisions now and in the future to continuously strengthen our Company.

We are confident by using the principles of our Modine operating system, along with the commitment of the entire global Modine team, we can and will achieve them. And with that, we would like to take your questions.

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QUESTION AND ANSWER

Operator

(Operator Instructions) Ann Duignan, JPMorgan.

Ann Duignan - JPMorgan - Analyst

Can we dig a little bit deeper into your outlook for North America, both the comments you made on heavy trucks customers maybe lowering their outlook for builds for the remainder of the year? And ultimately you made some comments about the improvement in heavy construction. Maybe you could give us some color around both of those end markets and what you're hearing. That would be great.

Tom Burke - Modine Manufacturing Company - President, CEO

Ann, good question. What we're starting to see is the order rate coming in from ACT is beginning to drop some and we are starting to see some potential, we feel, decline in production orders that could be coming. We are anticipating that, so we think there will be some downward pressure based on demand coming in on the order rate through the industry. That is kind of what we're basing that comment on.

As far as the off-highway side and the heavy construction, we continue to see strong orders with the customers, the mix that we have being positive in that regard. So that is looking up for us on what we're seeing as far as releases to our plants with our current slate of customers.

Ann Duignan - JPMorgan - Analyst

So, just to be clear, your comments on heavy duty truck are more based on what you are seeing from ACT as opposed to releases you're getting from customers?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

I would say that's the point. Right now we're starting to anticipate that the -- what the ACT data is saying, kind of matches our gut feel of data that is going on in our plants, that we're going to see some production drops. That is our instinct at this point.

 Ann Duignan - JPMorgan - Analyst

And on heavy construction, is that -- have you seen an acceleration in the last couple of months in orders for heavy construction? I mean we've seen compact construction equipment -- to the rental companies has been strong for couple of quarters now. But it sounded like what you were saying is that, on the heavy construction side, that this is a new-ish trend. Is that --

Tom Burke - Modine Manufacturing Company - President, CEO

Yes, and again, I think continued strong and maybe slight upward movement on orders coming in from our heavy construction customers right now. I would not say it is a step function increase, but again, continued strong sales, continuing the momentum we've seen over the last couple of quarters.

Ann Duignan - JPMorgan - Analyst

Okay, and just to continue on the end markets, could you give us a little bit more color? The same phenomenon in Brazil? I think we all understand the heavy truck comments in Brazil and the emissions-driven issues that are there. But you made some comments; I think you said ag was still a bit weak, but you're expecting it to improve. Could you just talk a little bit about that?

Tom Burke - Modine Manufacturing Company - President, CEO

Ag is up, but is just not up as much. It had been up 8%, I think, as far as our sales outlook. That has dropped down to a lower single digit number in our forecast so it just is not increasing as fast.

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Ann Duignan - JPMorgan - Analyst

Okay. And while we're going around the world, maybe your comments on China. Again, no surprise that the excavator market has not recovered. But are you hearing anything, feet on the street? What is the scuttle from your team in China around construction and trucks if you have exposure there?

Tom Burke - Modine Manufacturing Company - President, CEO

Our truck exposure is very low (multiple speakers) from that standpoint. But from a construction equipment, again most of the excavator is down. It is way down. I saw specifically your write-up on Caterpillar, from which you anticipated the inventory catch that they caught, and stuff on building up to their peak season sales. I think the anticipation is that's going to continue on for a while.

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

This is Mick. We've continue to see reduction in order rates in the Asian region in construction. We're trying to keep our forecast actually below what our order rates are showing us, because we see the same things you do. But we have not -- that has continued and it is continuing into the summer.

Ann Duignan - JPMorgan - Analyst

Yes, I guess this will continue for a while, not a near-term resolution. And then finally in Europe, did you say that off-highway demand was strong?

Tom Burke - Modine Manufacturing Company - President, CEO

For Europe it's a low base, but it remains on a positive slope, yes. So again, it's a smaller portion of our business segment, switching from automotive and going to commercial. We have a smaller segment in off-highway and it continues both with ag and a little bit of what we have on the construction side is showing positive trends, although on a small base.

Ann Duignan - JPMorgan - Analyst

Okay, good. And I'll take a step back and see if there's anybody else on the call who wants to ask a question. I may be the only one. If I am, I will come back and hit you with some more. But in fairness to anybody else who's on, I will get off-line for a second.

Tom Burke - Modine Manufacturing Company - President, CEO

Thank you.

Operator

David Leiker, Baird.

David Leiker - Robert W. Baird & Company - Analyst

Tom or Mick, if we look at -- if you were to put this outlook out, say four or six weeks ago, how much different would it be now? Currencies have fallen off a lot here recently. I'm just trying to get a gauge of where you are putting this number timing-wise, whether that is something fairly recent that ended up where you are today, or whether this is where you thought you might have been a month or two ago?

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Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

No, I think to be fair, we have the advantage of unfortunately being a March year-end Company. We're providing you with the outlook that we see, even as recently as last week, David. And, yes, I think we saw some news yesterday from other companies.

We are seeing continued decline, we just mentioned to Ann, in Asia; continued softness in commercial vehicle in Europe. And we're actually seeing that in our order rates on the engine side, which we often think as a predictor, a leading indicator on the truck side. And then things are -- they still have some ongoing challenges as the news was this week in Brazil; and then you mentioned foreign currency.

So, short answer, this is what we see most recently, and yes, it is probably softer than what you would have seen two months ago.

David Leiker - Robert W. Baird & Company - Analyst

Okay. And then if we look at the new business number as $250 million number, first appreciate the disclosure on that. That is great they have a number there to look at going out. You've got -- that is net of what is rolling off of the military and the BMW volumes. Am I correct in that?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

That's right. Yes, that is net of BMW and any other remaining strategic changes we make -- any lost programs. That is the net increase that we have. And we have done our best to remove any kind of market increases into that number, Dave. So, that would be neutral of market also.

David Leiker - Robert W. Baird & Company - Analyst

So, if I'm doing my math right with what you are talking about here in '13 and what is left, there's about $150 million of revenue that is going to roll off yet over the next several years?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Yes.

Tom Burke - Modine Manufacturing Company - President, CEO

Within range, yes.

David Leiker - Robert W. Baird & Company - Analyst

And your comment and then your comment about the $250 million as back end weighted, on a net basis -- I know you probably don't want to break it out year by year, but just as a ballpark, kind of neutral impact here in '13 and then $100 million in '14 to $150 million in '15. Is that the way you see it flowing on, or is that timing there different than that?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Right now we see that as more evenly split. You nailed it this year as more of a push. Our new business is -- actually the good news is we are offsetting the loss as we had thought for the last two years. The markets are surprising us a little bit this year. And then the $250 million, David, is pretty much evenly split over the following two years.

David Leiker - Robert W. Baird & Company - Analyst

How much of that $250 million is the European truck volumes, the business with the European truck manufacturers?

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Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

I would say, roughly out of the -- we want to be careful we don't get into too much of one segment, but one-third to almost one-half of our net new business is all for Modine Europe.

David Leiker - Robert W. Baird & Company - Analyst

And that is predominantly truck?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Most of that will be truck, correct.

David Leiker - Robert W. Baird & Company - Analyst

And then as we look at the outlook here and the commentary you said about the first half of the year, with some of the comps and some of the issues you are facing, it's probably likely the first two quarters of the year that you are in the loss position. Is that fair?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Right now, again, I didn't highlight, but I wanted to make sure, too, in our guidance we -- the numbers exclude any restructuring charges. So I want to make sure that everybody knows on the call, and it is on the slide, that we will highlight any quarter if we have a large accrual for a loss of the sale of an asset or a severance. So that could impact it. But absent any restructuring, we don't really see losses in any of the quarters.

David Leiker - Robert W. Baird & Company - Analyst

Okay. And then one last item, as you go through the restructuring here with Europe, and we see a return on capital there, which great actions in getting your arms around that. Does that change your longer-term corporate targets at all, that 18% to 20% gross margin and 6.5% to 8.5%? Or are these actions that are needed to get to those numbers?

Tom Burke - Modine Manufacturing Company - President, CEO

What this focus is, each of our segments we hold to them get to a 15% target ROACE, which as I explained is kind of our near-term objective. That kind of rolls up to that 11% to 12% corporate number that we're looking for as our near-term objective as we move forward.

And that's why I made a comment about enduring goals. That is kind of step one that we want to get to. Moving forward from that is that focus on getting to a higher level ROACE with a target of 15% in mind. But that 15% gets us to what I would say is that required level we have to have for each region to be earning its way forward.

 David Leiker - Robert W. Baird & Company - Analyst

 Okay.

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Yes, David. I would say the same thing. Can Modine Europe do a higher margin, absolutely, than 15% to 17%, but that, as Tom said, that is our goal one. 12% is not acceptable. We need to get to 15% to 17% to earn an adequate return. Beyond that, when we're at full volume and in our new strategy we can have higher margins.

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David Leiker - Robert W. Baird & Company - Analyst

Okay and one last item to close up here. As we look at, again, the guidance for '13 versus '12, obviously disappointing relative to where the expectations were. How much of that shortfall do you think is a function of these end market issues and currency issues as opposed to -- I don't want to use the word too strongly, but execution issues internal within Modine? It seems like most all of it is external.

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Easy for us to say, but thank you for the question. I'll answer from my side and then give it to Tom.

Absolutely nothing has changed, even from when we built our plan two years ago. We look at the net new business. This is $80 million of foreign currency. That's $80 million of the wind-down.

And we still have enough business to offset the wind-down. But four of our five business segments' end markets are clearly down.

Tom Burke - Modine Manufacturing Company - President, CEO

On my comments, if you take into account where Brazil has dropped to, the massive drop in Asia, the delay in what it has been because of the economic uncertainty in Europe on the truck programs, those factors together a year ago were to carry this wind off of business that was there. And those are the factors that are hitting us, along with mixed comments on currency.

So we feel the fundamentals are right. We're getting the Company in a position to grow and with the strong product portfolio that we have and the strategy that is in place. So we feel very, very positive.

David Leiker - Robert W. Baird & Company - Analyst

Okay, thank you.

Operator

(Operator Instructions) Adam Brooks, Sidoti & Co.

Adam Brooks - Sidoti & Company - Analyst

Could you maybe talk about pricing and if anything has changed within the last six months, and may be more specifically within South America or Asia?

Tom Burke - Modine Manufacturing Company - President, CEO

Pricing-wise nothing has changed. Actually with the conversion in Brazil from copper/brass to aluminum, our margins are improved with that conversion from that standpoint. Pricing may be down but the margins are up on that business because aluminum offers a better value to those customers. And pricing in Asia, nothing has changed as (inaudible).

Adam Brooks - Sidoti & Company - Analyst

Okay. And if we look at Asia specifically, you talked about new business rolling on and obviously the market there is tough. Does that mean that we're going to have a down year there overall? Or will the new program launches be enough to offset the weak market?

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 Tom Burke - Modine Manufacturing Company - President, CEO

 Is that Asia you're asking after?

Adam Brooks - Sidoti & Company - Analyst

Asia, yes.

Tom Burke - Modine Manufacturing Company - President, CEO

Okay, yes. I think we have a lot of launching going on in a down market, so there's a tremendous amount of activity. Program launches is just, at this point in the game the volumes are such that it's not overcoming the loss of the absorbing of a cost base that we have in Asia in place. So it is really kind of the frustrating part.

So we continue to see a lot of activity, a lot of launching, feel good about the business pursuits and the win rate as I mentioned before. But with a down market situation, we're just not able to overcome the headwinds of the lower demand for the market.

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Yes, Adam, with 60% to 70% Asia currently being excavators and that market being down 40% and probably full year, if it recovers, down 20%, I really doubt that we will be able to overcome that market drop, even though we are launching a lot of new programs. As a reminder, the reason why we expanded our second plants in China into an engine product facility for oil coolers and EGR coolers is so that we can diversify that revenue mix and not be so heavily dependent on excavators.

Adam Brooks - Sidoti & Company - Analyst

Okay, and then real quickly if we look long-term, maybe a sense of what the Europe margin can look like -- obviously completely changing the product focus over there. You have gotten good leverage in North America after the restructuring. Is that kind of what you're looking for within Europe as well, undergoing restructuring there? Or can that be even higher based on what we have seen historically?

Tom Burke - Modine Manufacturing Company - President, CEO

That's a great point, Adam. We've got the North America team and the example that is set on what we can do with getting the legacy footprint into a new position is just proof of what is in front of us as far as Europe. It takes a little more time in Europe to get through the changes in restructuring.

As you know, we have to engage and are engaged with all the right parties to make these moves move forward. But we anticipate very much, as we have put on the table here, that by the end of '14 we'll have this business on an accretive basis as far as return on capital, and then from there a lot of upside opportunity.

Mick mentioned a new bulk of our new business wins are actually in the European region, not just commercial truck but others. So we're very positive about that.

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Adam, North America runs a couple points higher on gross margin. So our comments we gave today says two to three years, we need Europe at a minimum to stay at the same level of gross profit. They are nearly identical in revenue; same customer base.

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And North America runs $10 million or $12 million lower in SG&A, and we talked about that. And as Tom said, in North America we've converted to a 22% ROI type of business that makes a very good earnings, cash and earnings. Europe can absolutely get there within the next three years.

From there, yes, we could do better. But I just want to keep emphasizing, if we do what we say, things will be dramatically improved just in a three-year window.

Adam Brooks - Sidoti & Company - Analyst

Okay, and lastly, can you give us a sense of initial CapEx expectations for fiscal '13?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Yes, we will probably be in the $65 million range again.

Adam Brooks - Sidoti & Company - Analyst
Okay, thank you.

Operator

David Leiker, Baird.

David Leiker - Robert W. Baird & Company - Analyst

Just on this last item in Europe, the $10 million number, I am presuming that is a cash number, cash outflow that you need to pay at some point?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Yes. The pause is - what you need to know is that's an accrual we have made, so, when we go back and we correct all of these, there is always the chance that we will be able to negotiate or pay a lower amount. It is an accrual, and David, it could be spread over a longer period of time. So it is not an all-in-one type cash outflow and it could vary somewhat.

David Leiker - Robert W. Baird & Company - Analyst

So if you paid any -- has any of the cash been paid on any of that accrual?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

None of it.

David Leiker - Robert W. Baird & Company - Analyst

And where did the accrual hit accounting-wise? Is it just a restatement of past periods, or does it have to flow through this quarter or next quarter or something?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

It will be flown through the last -- we are going to revise the last three years. But in each individual year it is really not going to be a material number. We're talking about $700,000 in, for example, fiscal '11 and $400,000 in fiscal '12.

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David Leiker - Robert W. Baird & Company - Analyst

Okay. And then I want to stretch the envelope here just a little bit, but if we take your current year of where revenue came in, and you fast forward two or three years you've got $250 million of new business, assume current currencies and markups. You hit the midpoint of your margin targets. You are pushing $2.00 a share in earnings. Is that a number that is realistic in that two-year or three-year period? Am I looking at that correctly?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Without, David, walking you or guiding you on the EPS that far out, I would say I think that's not an unreasonable way to look at the business. So giving you the pieces you need, you've got the right revenue. We're confident on our margin assumptions. But I don't want to comment or confirm an EPS target.

David Leiker - Robert W. Baird & Company - Analyst

Yes, no, I just wanted to know (multiple speakers) if there is something I'm missing in that math calculation to drive that number.

And if we take that one step further, and you've got $0.80 in earnings for the year just finished -- $0.80 plus or minus something in the year that is coming up. The trajectory to start the move from that level of earnings towards this $2.00 number somewhere down the road, is that -- it seems like that starts five or six quarters from now, not three or four quarters from now. Is that the right way to look at that?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

I think if you look at the next four, I would definitely say Q1 is really hard, Q2 and with -- I know we've talked and with most of our investors, the complexity of Europe, I think most of the blocking and tackling is going to have to be done in Europe this year. So, yes, I think this is not a flip-the-switch and a one quarter restructuring in Europe.

I think this year will be a lot of hard work. And our plan is to show you some improvement the following fiscal year, with a much bigger kick in the following.

David Leiker - Robert W. Baird & Company - Analyst

Okay. And then in terms of the European restructuring, where are you in terms of actually addressing those issues from a timeline perspective, you know, talking to the work councils and action plans and things like that?

Tom Burke - Modine Manufacturing Company - President, CEO

David, just let me say we are fully engaged with all of the required parties right now addressing these options that we need to consider in finding the best way forward. As you know it is very difficult. You know we've got to respect the fact that there are parties we need to engage with.

So the timeline -- we are very confident. What we said, that by the end of '14 we will have this region in position, but it is going to take some time to get there.

So you should be seeing updates every quarter of how that is proceeding. But right now we feel confident. The right people are engaged and the right sense of urgency is where it needs to be.

David Leiker - Robert W. Baird & Company - Analyst

Are you at the point that we're going to start to see some of this activity and some of this benefit show up in the next quarter or two? Or are you in the planning stage and the execution of it is further down the road?

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Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

We're definitely far enough along where in the next quarter or two you are going to start seeing some of the impacts of this, definitely some of the cost and we will be able to be more open as we execute on those. But you will start to see them quickly. Frankly, with anything in Europe the payback is always a little bit longer, so I hate to say you would see those benefits that quickly.

David Leiker - Robert W. Baird & Company - Analyst

And then the non-cash costs, do you think those might be comparable to the cash cost that you outlaid?

Mick Lucareli - Modine Manufacturing Company - VP Finance and CFO

Very difficult question. I would be surprised if they're that large, David. But with all of the different -- for each item we're looking at, we have kind of scenario one, two, three. So it's very hard for me to answer at this point.

David Leiker - Robert W. Baird & Company - Analyst

Okay, thank you.

Operator

And at this time, we have no further questions. I would now like to turn the call back over to Ms. Kathy Powers for any closing remarks.

Kathy Powers - Modine Manufacturing Company - VP, Treasurer, IR

Thank you. This concludes today's call. Thank you for joining us this morning. Bye.

Operator

Ladies and gentlemen, that concludes today's conference. Thank you for your participation. You may now disconnect. Have a great day.

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